Exhibit 99.1

Media Contact: Meghan Dotter 703 682 6670

Investor Contact: Ahmed Pasha 703 682 6451

AES Meets 2010 Guidance, Driven by Operating Improvements and Growth in Latin America and Asia; Issues 2011 Adjusted Earnings Per Share Guidance of $1.08-$1.14 Per Share

•	Full year Adjusted Earnings Per Share of $0.94 was at the high-end of guidance.

•

Full year Diluted Earnings Per Share from Continuing Operations decreased $1.17 to a loss of $0.11, reflecting the impact of impairment charges of $1.07 primarily due to commodity price declines in North America and Hungary.

•	2011 Adjusted Earnings Per Share Guidance of $1.08 to $1.14, which implies 15%-21% year-over-year growth. 2011 Diluted Earnings Per Share from Continuing Operations Guidance of $1.04 to $1.10.

•	Common stock buyback program launched in July 2010 resulted in cumulative repurchases of 9.7 million shares for $116 million at an average share price of $11.93 through February 25, 2011.

ARLINGTON, Va, February 28, 2011 – The AES Corporation (NYSE: AES) today reported results for the full year 2010, which were driven by higher volumes and rates at its businesses in Latin America and Asia, as well as favorable foreign currency exchange rates. These contributions were offset by declines in commodity fuel prices at the Company’s businesses in North America and Hungary, which resulted in impairment losses, that did not affect adjusted earnings per share.

“I am very pleased that we met our full year 2010 financial guidance across all metrics. Our businesses in Latin America experienced increased demand as a result of the continued regional economic recovery there, while the operational improvements we made in our generation business in the Philippines allowed us to satisfy higher demand. This helped offset the headwinds that our generation plants in North America and Hungary experienced due to fuel price pressure,” said Paul Hanrahan, AES President and Chief Executive Officer. “Throughout the year we added 1,625 MW of generation capacity through acquisitions in Northern Ireland and China. In addition, we successfully completed 777 MW of construction projects in Asia, Europe and Latin America. These help set the stage for future platform growth in those regions. Similarly, we reached significant development milestones in Southeast Asia and India and closed the year by entering a partnership in Turkey with Koç Holding to pursue growth opportunities. The value of our investments in these regions was evident in our ability to attract financial partners like China Investment Corporation and POSCO in our 1,200 MW Mong Duong project in Vietnam.”

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“Reviewing our performance for 2010, we were also pleased with our efficiency initiatives, as well as the results of our disciplined capital allocation policy. As a result of the profitable sales of our Middle East businesses and increased operating cash flows, we were able to pay-down nearly $1 billion of Corporate debt and repurchased $99 million of stock. With valuable growth opportunities on the horizon in key locations like Turkey, Chile and Vietnam, we were also able to invest approximately $1 billion in construction and development projects. As a result, the balanced application of our capital allocation strategy remains on course,” said Victoria D. Harker, Executive Vice President and Chief Financial Officer.

Table 1: Results for Fourth Quarter 2010, Full Year 2010

	Fourth Quarter 2009		Fourth Quarter 2010		Full Year 2009		Full Year 2010		Full Year 2010 Guidance
Consolidated Revenue	$3,776	M	$4,404	M	$13,954	M	$16,647	M	NA
Consolidated Gross Margin	$814	M	$1,011	M	$3,433	M	$3,964	M	$3,700-3,900	M
Proportional Gross Margin[1]	$464	M	$550	M	$2,014	M	$2,293	M	$2,200-2,400	M
Consolidated Cash Flow from Operating Activities	$325	M	$1,098	M	$2,202	M	$3,510	M	$2,950-3,150	M
Proportional Cash Flow from Operating Activities[1]	$180	M	$590	M	$1,331	M	$1,901	M	$1,525-1,725	M
Consolidated Free Cash Flow[1]	$132	M	$785	M	$1,580	M	$2,713	M	$2,175-2,375	M
Proportional Free Cash Flow[1]	$50	M	$374	M	$893	M	$1,344	M	$950-1,150	M
Subsidiary Distributions to the Parent Company[2]	$296	M	$331	M	$1,255	M	$1,219	M	$1,100-1,200	M
Diluted EPS from Continuing Operations	$0.07		$(0.5	6)	$1.06		$(0.11)		$(0.11)-(0.16)
Adjusted EPS[1]	$0.21		$0.23		$1.06		$0.94		$0.90-0.95

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[1]	A non-GAAP financial measure.
[2]	See definitions.

Key drivers of the Fourth Quarter results include (comparison of Q4 2010 vs. Q4 2009):

During the fourth quarter 2010, AES benefited from higher volumes in its Latin America generation segment and contributions from its Ballylumford plant in Northern Ireland, which was acquired in August 2010. Additionally, AES benefitted from a lower tax expense as a result of the impairments described below and the renewal of a favorable U.S. tax law. These benefits were offset by impairments that were primarily related to declining profit margins at several of the Company’s merchant generation assets in North America. AES Eastern Energy, New York, recorded an impairment charge of $827 million, citing a decline in power prices relative to the price of coal, as well as potential state actions that impact capacity pricing in Western New York. AES Deepwater, Texas, recorded a $79 million impairment charge because of higher petroleum coke prices relative to energy prices. These non-cash expenses did not affect Gross Margin, Adjusted Earnings Per Share (EPS) or any of the Cash Flow metrics listed below.

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Consolidated Revenue increased by $628 million to $4.4 billion, benefiting from: (i) higher volumes in Latin America, primarily in Brazil, Chile and the Dominican Republic; (ii) contributions from the Company’s Cartagena business in Spain, which were previously reported under the equity method of accounting, but as of January 1, 2010 are now included in the Company’s consolidated results of operations in accordance with new accounting guidance; and (iii) contributions from its Ballylumford plant in Northern Ireland.

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Consolidated Gross Margin increased by $197 million to $1 billion, benefiting from: (i) higher volumes in the Company’s Latin America generation segment; (ii) lower fixed costs at its Brazilian utilities, primarily due to a one-time reduction in labor contingencies; and (iii) contributions from its Ballylumford plant in Northern Ireland. These gains were partially offset by: (i) lower rates at the Company’s merchant generation facilities in North America and at its Kilroot plant in Northern Ireland; and (ii) higher fuel costs and purchased energy prices at the Company’s generation business in Chile.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $86 million to $550 million, primarily because of higher volumes at the Company’s Latin America generation segment.

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Consolidated Cash Flow from Operating Activities increased by $773 million to $1.1 billion. The fourth quarter of 2009 included a one-time tax payment of $326 million at one of the Company’s businesses in Brazil. In addition, favorable results were driven by higher earnings in the Company’s Latin America generation segment, receivable recoveries in the Dominican Republic and Brazil, contributions from its Ballylumford plant in Northern Ireland, and the consolidation of Cartagena in 2010.

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Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $410 million to $590 million, driven primarily by Latin America generation.

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Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $653 million to $785 million, driven primarily by higher operating cash flow discussed above and offset partially by higher maintenance capital expenditures at the Company’s Latin America and North America utilities.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $324 million to $374 million.

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Diluted EPS from Continuing Operations decreased $0.63 per share to a loss of $0.56 per share, including losses of $0.76 from impairments of long-lived assets described above. In addition, the share count for the fourth quarter of 2010 had a negative $0.03 impact. These negative drivers were partially offset by a lower tax expense related to the tax benefits associated with the impairments and the renewal of a favorable U.S. tax law and favorable Gross Margin drivers listed above.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased $0.02 to $0.23 per share. The increase was primarily attributable to favorable operating results in Latin America and a lower effective tax rate. These were partially offset by a settlement agreement for gas transportation contracts at a Latin American generation business, a higher share count and higher business development costs. Table 2 provides a reconciliation of Diluted EPS to Adjusted EPS for fourth quarter 2010 as compared to fourth quarter 2009.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q4 2010 as compared to Q4 2009

	Q4 2010 QTD	Q4 2009 QTD
Diluted Earnings Per Share from Continuing Operations	$(0.56)	$0.07
Derivative Mark-to-Market (Gains)/Losses	$—	$(0.04)
Currency Transaction (Gains)/Losses	$0.01	$(0.02)
Disposition/Acquisition (Gains)/Losses	$—	$—
Impairment Losses	$0.76	$0.20
Debt Retirement (Gains)/Losses	$0.02	$—

Adjusted Earnings Per Share	$0.23	$0.21

See Appendix for more detail.

Key drivers of the Full Year 2010 results include (comparison of Full Year 2010 vs. Full Year 2009):

During 2010, AES benefited from higher volumes at its generation and utility businesses in Latin America and higher volumes and rates at its generation business in the Philippines. Additionally, the Company benefited from favorable foreign currency exchange rates, particularly in Brazil.

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These benefits were offset by impairment losses at several of the Company’s businesses in North America and Hungary due to commodity pricing pressures, lower rates at the Company’s merchant generation facilities in North America and a higher share count.

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Consolidated Revenue increased by $2.7 billion to $16.6 billion. Of that amount, $805 million was attributable to the impact of favorable foreign currency translation, particularly the Brazilian Real, which appreciated 14 percent. Further improvements to revenue resulted from: (i) an increase in tariff rates and volumes at Brazilian utilities; (ii) contributions from the consolidation of the Company’s Cartagena business in Spain; (iii) higher rates and volumes at the Company’s generation businesses in Latin America; (iv) higher rates and volumes at the Company’s generation business in the Philippines; and (v) revenue from Ballylumford in Northern Ireland.

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Consolidated Gross Margin increased by $531 million to $4 billion, benefiting from: (i) $219 million of favorable foreign currency translations; (ii) increased volumes at the Company’s generation and utility businesses in Latin America; (iii) higher rates and volumes at the Company’s generation business in the Philippines; and (iv) the consolidation of Cartagena. These gains were partially offset by lower rates at the Company’s merchant generation plants in North America and higher fixed costs in Latin America, which were largely driven by bad debt recoveries and a reduction in bad debt expense in 2009.

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Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $279 million to $2.3 billion, primarily driven by: (i) favorable performance the Company’s generation businesses in the Philippines; (ii) higher volumes at the Company’s Latin America generation businesses; (iii) the favorable impact of foreign currency exchange rates; and (iv) consolidation of Cartagena.

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Consolidated Cash Flow from Operating Activities increased by $1.3 billion to $3.5 billion, reflecting higher gross margin and lower working capital requirements at its Latin America generation and utility businesses. These gains were partially offset by the businesses that were sold in 2010.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $570 million to $1.9 billion.

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Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $1.1 billion to $2.7 billion. This increase is primarily a result of the consolidated operating cash flow factors mentioned above, offset partially by higher environmental capital expenditures at the Company’s North America utility and higher maintenance capital expenditures at its Latin America utilities.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $451 million to $1.3 billion.

•	Diluted EPS from Continuing Operations decreased $1.17 per share to a loss of $0.11 per share. Diluted EPS declined in 2010 relative to 2009 because of impairment losses of $1.07

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and the impact from a higher average share count. The full year 2009 results included a $0.15 per share gain relating to the final settlement of the Northern Kazakhstan businesses sold in 2008, the Kazakhstan earn-out of $0.12 per share in 2009, and a $0.05 per share gain from the settlement of a claim at a European subsidiary. These negative drivers were partially offset by the favorable Gross Margin drivers listed above.

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Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $0.12 to $0.94 per share, primarily driven by the Kazakhstan earn-out of $0.12 per share in 2009 and a higher share count. This was partially offset by favorable foreign exchange rates and operating results. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for the full year 2010 as compared to full year 2009.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Full Year 2010 as compared to Full Year 2009

	FY 2010	FY 2009
Diluted Earnings Per Share from Continuing Operations	$(0.11)	$1.06
Derivative Mark-to-Market (Gains)/Losses	$(0.01)	$0.02
Currency Transaction (Gains)/Losses	$(0.04)	$(0.04)
Disposition/Acquisition (Gains)/Losses	$—	$(0.19)
Impairment Losses	$1.07	$0.21
Debt Retirement (Gains)/Losses	$0.03	$—

Adjusted Earnings Per Share	$0.94	$1.06

See Appendix for more detail.

2011 Guidance

The Company provided guidance for 2011. When compared to 2010, guidance for 2011 benefited from (i) projected contributions from new businesses; (ii) year -over -year improvements in operations; and (iii) lower Parent interest expense due to debt pay down. These improvements were partially offset by (i) a higher tax expense; (ii) a higher share count; and (iii) unfavorable foreign exchange rates, primarily in Brazil. Cash flow metrics were impacted by certain items that benefitted 2010, but which are not expected to occur in 2011.

Table 4: Key Elements of 2011 Guidance vs. 2010 Actuals

	2010 Actuals	2011 Guidance
Diluted EPS from Continuing Operations	($0.11)	$1.04-$1.10
Adjusted EPS (a non-GAAP financial measure)	$0.94	$1.08-$1.14
Consolidated Cash Flow from Operating Activities	$3,510 million	$2,800-$3,000 million
Proportional Free Cash Flow (a non-GAAP financial measure)	$1,344 million	$900-$1,100 million
Subsidiary Distributions (see definition)	$1,219 million	$1,200-$1,300 million

For a complete list of 2011 guidance elements and reconciliations to GAAP, see Appendix.

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Common Stock Repurchase Highlights

On July 7, 2010 the Company initiated a stock repurchase program of up to $500 million, which was subsequently extended on December 31, 2010.

•	In the fourth quarter of 2010, the Company repurchased 6.8 million shares for $84 million, at an average price of $12.26 per share.

•	For the full year 2010, the Company repurchased 8.4 million shares for $99 million at an average price of $11.86 per share.

•	From July 7, 2010 through February 25, 2011, the Company repurchased 9.7 million shares for $116 million at an average price of $11.93 per share.

Year-to-Date 2011 Highlights

•	The Company finalized its joint venture in Turkey with Koç Holding, AES-Entek, to develop and operate power generation projects.

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The Company entered into an agreement to sell part of its 1,200 MW Mong Duong coal project in Vietnam. Upon closing, the Company will own 51%, POSCO Power Corporation will own 30%, and China Investment Corporation will own 19%.

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AES Wind Generation reached financial close on the 49 MW Mountain View 4 wind project in Palm Springs, California. Electricity generated by Mountain View 4 will be sold to Southern California Edison Company under a 20-year, fixed price Power Purchase Agreement, and commercial operation is expected by the end of 2011.

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AES Thames filed a voluntary petition for reorganization under Chapter 11 in the U.S. Bankruptcy Court in Wilmington, Delaware, on February 1, 2011, citing unfavorable market conditions, existing contractual arrangements, as well as uncertainty surrounding the cost to comply with potential environmental regulations.

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Operating Cash Flow, Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2010 Financial Guidance and 2011 Financial Guidance.

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Conference Call Information

AES will host a conference call on Monday, February 28, 2011 at 10:00 a.m. Eastern Standard Time (EST). Interested parties may listen to the teleconference by dialing 1-888-566-7708 at least ten minutes before the start of the call. International callers should dial +1-517-308-9025. The participant passcode for this call is 22811. Internet access to the presentation materials will be available at 8:00 a.m. EST on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EST on Monday, February 28, 2011 through Monday, March 21, 2011. Callers in the U.S. please dial 1-800-627-0490. International callers should dial +1-203-369-3300. The system will ask for a passcode; please enter 22811. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 500 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 28 countries. Our workforce of 29,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2010 revenues were $17 billion and we own and manage $41 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2010 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2010 Annual Report on Form 10-K dated on or about February 25, 2011 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	2010	2009	2008
	(in millions, except per share amounts)
Revenue:
Regulated	$9,145	$7,816	$7,768
Non-Regulated	7,502	6,138	7,429

Total revenue	16,647	13,954	15,197

Cost of Sales:
Regulated	(6,718)	(5,705)	(5,564)
Non-Regulated	(5,965)	(4,816)	(6,065)

Total cost of sales	(12,683)	(10,521)	(11,629)

Gross margin	3,964	3,433	3,568

General and administrative expenses	(392)	(339)	(368)
Interest expense	(1,526)	(1,485)	(1,770)
Interest income	411	348	519
Other expense	(239)	(111)	(161)
Other income	108	465	375
Gain on sale of investments	—	131	909
Loss on sale of subsidiary stock	—	—	(31)
Goodwill impairment	(21)	(122)	—
Asset impairment expense	(1,221)	(25)	(175)
Foreign currency transaction gains (losses) on net monetary position	(33)	33	(184)
Other non-operating expense	(7)	(12)	(15)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	1,044	2,316	2,667
Income tax expense	(307)	(599)	(771)
Net equity in earnings of affiliates	183	92	33

INCOME FROM CONTINUING OPERATIONS	920	1,809	1,929
Income from operations of discontinued businesses, net of income tax expense of $2, $3 and $7, respectively	75	96	97
Gain (loss) from disposal of discontinued businesses, net of income tax expense of $132, $- and $-, respectively	64	(150)	6

NET INCOME	1,059	1,755	2,032
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(1,006)	(1,099)	(759)
Less: (Income) loss from discontinued operations attributable to noncontrolling interests	(44)	2	(39)

Total net income attributable to noncontrolling interests	(1,050)	(1,097)	(798)

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION	$9	$658	$1,234

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.11)	$1.06	$1.75
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.12	(0.07)	0.09

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.01	$0.99	$1.84

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.11)	$1.06	$1.73
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	0.12	(0.08)	0.09

NET INCOME ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$0.01	$0.98	$1.82

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$(86)	$710	$1,170
Discontinued operations, net of tax	95	(52)	64

Net income	$9	$658	$1,234

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2010	2009	2010	2009

REVENUE
Latin America - Generation	$1,103	$857	$4,281	$3,651
Latin America - Utilities	1,900	1,839	7,222	6,092
North America - Generation	453	477	1,972	1,940
North America - Utilities	276	251	1,145	1,068
Europe - Generation	464	234	1,362	820
Asia - Generation	127	107	618	375
Corp/Other & eliminations	81	11	47	8

Total Revenue	$4,404	$3,776	$16,647	$13,954

GROSS MARGIN
Latin America - Generation	$352	$259	$1,497	$1,357
Latin America - Utilities	314	277	1,072	918
North America - Generation	105	129	435	477
North America - Utilities	43	53	249	239
Europe - Generation	69	64	268	212
Asia - Generation	43	37	240	93
Corp/Other & eliminations	85	(5)	203	137

Total Gross Margin	$1,011	$814	$3,964	$3,433

THE AES CORPORATION

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

	2010	2009
	(in millions, except share and per share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,554	$1,782
Restricted cash	574	407
Short-term investments	1,730	1,648
Accounts receivable, net of allowance for doubtful accounts of $308 and $290, respectively	2,362	2,118
Inventory	600	560
Receivable from affiliates	27	24
Deferred income taxes - current	306	210
Prepaid expenses	234	161
Other current assets	1,059	1,557
Current assets of discontinued and held for sale businesses	—	320

Total current assets	9,446	8,787

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,128	1,111
Electric generation, distribution assets and other	28,207	26,815
Accumulated depreciation	(9,173)	(8,774)
Construction in progress	4,459	4,644

Property, plant and equipment, net	24,621	23,796

Other Assets:
Deferred financing costs, net of accumulated amortization of $295 and $293, respectively	376	377
Investments in and advances to affiliates	1,320	1,157
Debt service reserves and other deposits	691	595
Goodwill	1,271	1,299
Other intangible assets, net of accumulated amortization of $160 and $223, respectively	516	510
Deferred income taxes - noncurrent	646	587
Other	1,624	1,551
Noncurrent assets of discontinued and held for sale businesses	—	876

Total other assets	6,444	6,952

TOTAL ASSETS	$40,511	$39,535

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$2,060	$1,862
Accrued interest	265	269
Accrued and other liabilities	2,700	2,331
Non-recourse debt - current, including $1,152 related to variable interest entities at December 31, 2010	2,577	1,718
Recourse debt - current	463	214
Current liabilities of discontinued and held for sale businesses	—	227

Total current liabilities	8,065	6,621

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent, including $2,201 related to variable interest entities at December 31, 2010	12,544	12,304
Recourse debt - noncurrent	4,149	5,301
Deferred income taxes - noncurrent	895	1,090
Pension and other post-retirement liabilities	1,522	1,322
Other long-term liabilities	2,863	3,146
Long-term liabilities of discontinued and held for sale businesses	—	811

Total long-term liabilities	21,973	23,974

Contingencies and Commitments
Cumulative preferred stock of subsidiary	60	60
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 804,894,313 issued and 787,607,240 outstanding at December 31, 2010 and 677,214,493 issued and 667,679,913 outstanding at December 31, 2009)	8	7
Additional paid-in capital	8,444	6,868
Retained earnings	620	650
Accumulated other comprehensive loss	(2,383)	(2,724)
Treasury stock, at cost (17,287,073 and 9,534,580 shares at December 31, 2010 and 2009, respectively)	(216)	(126)

Total The AES Corporation stockholders’ equity	6,473	4,675
NONCONTROLLING INTERESTS	3,940	4,205

Total equity	10,413	8,880

TOTAL LIABILITIES AND EQUITY	$40,511	$39,535

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2010	2009	2010	2009

OPERATING ACTIVITIES:
Net income	$(169)	$283	$1,059	$1,755
Adjustments to net income:
Depreciation and amortization	302	282	1,178	1,049
Loss from sale of investments and impairment expense	963	172	1,313	57
(Gain) loss on disposal and impairment write-down - discontinued operations	(107)	150	(209)	150
Provision for deferred taxes	(449)	39	(418)	15
Contingencies	(38)	(108)	37	(122)
(Gain) loss on the extinguishment of debt	25	(3)	34	(6)
Undistributed gain from sale of equity method investments	12	—	(106)	—
Other	50	(132)	(31)	(99)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	38	144	(98)	62
(Increase) decrease in inventory	1	(24)	10	(34)
(Increase) decrease in prepaid expenses and other current assets	240	46	430	138
Increase in other assets	(197)	(44)	(248)	(177)
Increase (decrease) in accounts payable and accrued liabilities	132	(149)	136	(308)
Increase (decrease) in income taxes and other income tax payables, net	146	(8)	166	88
Increase (decrease) increase in other liabilities	149	(323)	257	(366)

Net cash provided by operating activities	1,098	325	3,510	2,202

INVESTING ACTIVITIES:
Capital expenditures	(782)	(755)	(2,310)	(2,520)
Acquisitions–net of cash acquired	(17)	—	(254)	—
Proceeds from the sale of businesses	226	—	595	2
Proceeds from the sale of assets	12	1	23	17
Sale of short-term investments	1,203	1,249	5,786	4,526
Purchase of short-term investments	(1,255)	(1,474)	(5,795)	(4,248)
(Increase) decrease in restricted cash	(22)	30	(104)	302
(Increase) decrease in debt service reserves and other assets	(47)	105	(56)	185
Affiliate advances and equity investments	(20)	(18)	(97)	(155)
Proceeds from loan repayments	—	—	132	—
Other investing	9	(11)	40	(26)

Net cash used in provided by investing activities	(693)	(873)	(2,040)	(1,917)

FINANCING ACTIVITIES:
Issuance of common stock	1	—	1,567	—
Borrowings (repayments) under the revolving credit facilities, net	4	107	78	11
Issuance of recourse debt	—	—	—	503
Issuance of non-recourse debt	443	808	1,940	1,997
Repayments of recourse debt	(295)	—	(914)	(154)
Repayments of non-recourse debt	(504)	(386)	(1,945)	(1,008)
Payments for deferred financing costs	(11)	(19)	(61)	(91)
Distributions to noncontrolling interests	(294)	(285)	(1,245)	(846)
Contributions from noncontrolling interests	—	115	—	190
Financed capital expenditures	(2)	9	(23)	(18)
Purchase of treasury stock	(84)	—	(99)	—
Other financing	14	18	(4)	26

Net cash (used in) provided by financing activities	(728)	367	(706)	610
Effect of exchange rate changes on cash	29	3	8	22

Total (decrease) increase in cash and cash equivalents	(294)	(178)	772	917
Cash and cash equivalents, beginning	2,848	1,960	1,782	865

Cash and cash equivalents, ending	$2,554	$1,782	$2,554	$1,782

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2010		2009	2010		2009

Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$(0.56	)(2)	$0.07	$(0.11	)(2)	$1.06

Derivative Mark-to-Market (Gains)/Losses(3)	—		(0.04)	(0.01)		0.02
Currency Transaction (Gains)/Losses(4)	0.01		(0.02)	(0.04)		(0.04)
Disposition/Acquisition (Gains)/Losses	—		—	—	(5)	(0.19	)(6)
Impairment Losses	0.76	(7)	0.20 (8)	1.07	(9)	0.21	(10)
Debt Retirement (Gains)/Losses	0.02	(11)	—	0.03	(12)	—

Adjusted Earnings Per Share(1)	$0.23		$0.21	$0.94		$1.06

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP.

(2)

For the quarter and year ended December 31, 2010 the Company reported a loss from continuing operations. For purposes of measuring loss per share under GAAP, common stock equivalents were excluded from weighted average shares as their inclusion would be anti-dilutive. However, for purposes of computing Adjusted EPS (a non-GAAP measure), the Company has included the impact of dilutive common stock equivalents as the inclusion of the defined adjustments result in income for Adjusted EPS. The inclusion of dilutive common stock equivalents in the calculation of non-GAAP loss from continuing operations does not change the GAAP loss of $0.56 and $0.11 per share for the quarter and year ended December 31, 2010, respectively.

(3)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.01 and ($0.01) in the three months ended December 31, 2010 and 2009, respectively, and of $0.00 and $0.01 for the twelve months ended December 31, 2010, and 2009, respectively.

(4)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.00 and $0.01 in the three months ended December 31, 2010 and 2009, respectively, and of $0.00 and $0.01 in the twelve months ended December 31, 2010 and 2009, respectively.

(5)

The Company has not adjusted for the gain or the related tax effect from the sale of its indirect investment in CEMIG, disclosed in Note 7—Investments in and Advances to Affiliates, of the Form 10-K, in its determination of adjusted EPS because the gain was recognized by an equity method investee. The Company does not adjust for transactions of its equity method investees in its determination of adjusted EPS.

(6)

Amount includes: Kazakhstan gain of $98 million, or $0.15 per share, related to the termination of a management agreement as well as a gain of $13 million, or $0.02 per share, related to the reversal of a withholding tax contingency. In addition, there was a gain on sale associated with the shutdown of the Hefei plant in China of $14 million, or $0.02 per share. There were no taxes associated with any of these transactions.

(7)

Amount primarily includes asset impairments at Eastern Energy of $827 million, and Deepwater of $79 million ($537 million, or $0.68 per share, and $51 million, or $0.06 per share, net of income tax, respectively).

(8)

Amount includes: Goodwill impairments at Kilroot of $118 million or $0.18 per share and in the Ukraine of $4 million or $0.01 per share; write-off of development project costs in Latin America and Asia of $19 million ($11 million net of noncontrolling interest, or $0.01 per share). There was no income tax impact associated with any of these transactions.

(9)

Amount primarily includes asset impairments at Eastern Energy of $827 million, Southland (Huntington Beach) of $200 million, Tisza of $85 million, and Deepwater of $79 million ($537 million, or $0.69 per share, $130 million, or $0.17 per share, $69 million, or $0.09 per share, and $51 million, or $0.07 per share, net of income tax, respectively) and goodwill impairment at Deepwater of $18 million (or $0.02 per share, with no income tax impact).

(10)

Amount includes the items discussed in Note 7 above in addition to an impairment of $10 million, or $0.01 per share, of the Company’s investment in a company developing “blue gas” (coal to gas) technology. There was no income tax impact associated with any of these transactions.

(11)	Amount includes loss on retirement of debt at Andres of $9 million or $0.01 per share, and at the Parent Company of $6 million, ($4 million, or $0.01 per share, net of tax).
(12)

Amount includes loss on retirement of debt at the Parent Company of $15 million, at Andres of $10 million, and at Itabo of $8 million ($10 million, or $0.01 per share, net of income tax at the Parent Company, $0.01 per share at Andres, and $4 million, or $0.01 per share, net of noncontrolling interest at Itabo).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2010	2009	2010	2009

Reconciliation of Adjusted Gross Margin(1)
Consolidated Gross Margin	$1,011	$814	$3,964	$3,433
Add: Depreciation and Amortization	290	265	1,137	980
Less: General and Administrative Expenses	(113)	(88)	(392)	(339)

Adjusted Gross Margin(1)	$1,188	$991	$4,709	$4,074

Reconciliation of Proportional Gross Margin(2)
Consolidated Gross Margin	$1,011	$814	$3,964	$3,433
Less: Proportional Adjustment Factor	461	350	1,671	1,419

Proportional Gross Margin(2)	$550	$464	$2,293	$2,014

Reconciliation of Proportional Adjusted Gross Margin(1),(2)
Consolidated Adjusted Gross Margin	$1,188	$991	$4,709	$4,074
Less: Proportional Adjustment Factor	532	421	1,959	1,664

Proportional Adjusted Gross Margin(1),(2)	$656	$570	$2,750	$2,410

(1)

Adjusted Gross Margin is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2010	2009	2010	2009

Calculation of Maintenance Capital Expenditures for Free Cash Flow(1) Reconciliation Below:
Maintenance Capital Expenditures, excluding environmental	$310	$183	$726	$567
Environmental Capital Expenditures	3	10	71	55
Growth Capital Expenditures	470	553	1,535	1,916

Total Capital Expenditures	$783	$746	$2,332	$2,538

Reconciliation of Proportional Operating Cash Flow(2)
Consolidated Operating Cash Flow	$1,098	$325	$3,510	$2,202
Less: Proportional Adjustment Factor	508	145	1,609	871

Proportional Operating Cash Flow(2)	$590	$180	$1,901	$1,331

Reconciliation of Free Cash Flow(1)
Consolidated Operating Cash Flow	$1,098	$325	$3,510	$2,202
Less: Maintenance Capital Expenditures, excluding environmental	310	183	726	567
Less: Environmental Capital Expenditures	3	10	71	55

Free Cash Flow(1)	$785	$132	$2,713	$1,580

Reconciliation of Proportional Free Cash Flow(1),(2)
Proportional Operating Cash Flow	$590	$180	$1,901	$1,331
Less: Proportional Maintenance Capital Expenditures	216	130	557	438

Proportional Free Cash Flow(1),(2)	$374	$50	$1,344	$893

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures). AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters
($ in millions)	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	Dec. 31, 2010 Actual	Sep. 30, 2010 Actual	June 30, 2010 Actual	Mar. 31, 2010 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,219	$1,184	$1,151	$1,329
Returns of capital distributions to Parent & QHCs	171	169	298	168

Total subsidiary distributions & returns of capital to Parent	$1,390	$1,353	$1,449	$1,497

Parent only data: quarterly
($ in millions)	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	Dec. 31, 2010 Actual	Sep. 30, 2010 Actual	June 30, 2010 Actual	Mar. 31, 2010 Actual
Subsidiary distributions(1) to Parent & QHCs	$331	$235	$350	$303
Returns of capital distributions to Parent & QHCs	15	4	131	21

Total subsidiary distributions & returns of capital to Parent	$346	$239	$481	$324

Parent Company Liquidity(2)
($ in millions)	Balance at
	Dec. 31, 2010 Actual	Sep. 30, 2010 Actual	June 30, 2010 Actual	Mar. 31, 2010 Actual
Cash at Parent & Cash at QHCs(3)	$1,122	$1,418	$1,776	$2,153
Availability under corporate credit facilities	715	679	458	610

Ending liquidity	$1,837	$2,097	$2,234	$2,763

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2010 FINANCIAL GUIDANCE ELEMENTS(1)

2010 Updated Financial Guidance (as of 2/11/2011)
	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements

Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million

Adjusted Gross Margin(3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million

Diluted Earnings Per Share From Continuing Operations	($0.11) to (0.16)

Adjusted Earnings Per Share Factors(4)	$1.06(5)

Adjusted Earnings Per Share(4)	$0.90 to 0.95(5)

Cash Flow Elements

Net Cash From Operating Activities(7)	$2,950 to 3,150 million	$1,425 million	$1,525 to 1,725 million

Operational Capital Expenditures (a)	$650 to 725 million	$200 million	$450 to 525 million

Environmental Capital Expenditures (b)	$75 to 100 million	—	$75 to 100 million

Maintenance Capital Expenditures (a + b)	$725 to 825 million	$200 million	$525 to 625 million

Free Cash Flow(8)	$2,175 to 2,375 million	$1,225 million	$950 to 1,150 million

Subsidiary Distributions(9)	$1,100 to 1,200 million

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$2,950 to 3,150 million	$1,425 million	$1,525 to 1,725 million

Less: Maintenance Capital Expenditures	$725 to 825 million	$200 million	$525 to 625 million

Free Cash Flow(8)	$2,175 to 2,375 million	$1,225 million	$950 to 1,150 million

Reconciliation of Adjusted Gross Margin

Gross Margin	$3,700 to 3,900 million	$1,500 million	$2,200 to 2,400 million

Depreciation & Amortization	$1,125 to 1,225 million	$275 million	$850 to 950 million

General & Administrative	$375 million		$375 million

Adjusted Gross Margin(3)	$4,500 to 4,700 million	$1,775 million	$2,725 to 2,925 million

(1)

2010 Updated Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2010, as well as other factors set forth in “2010 Guidance” in the Press Release.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)	Non-GAAP financial measure as reconciled in the table. See Footnote (1) on Non-GAAP Financial Measures - Reconciliation of Adjusted Gross Margin for definition.
(4)	See Footnote (1) on Non-GAAP Financial Measures - Reconciliation of Adjusted Earnings Per Share for definition.
(5)	Reconciliation of Adjusted EPS includes impairment losses of $1.05, losses on debt retirement of $0.03, derivative mark-to-market losses of $0.02 and unrealized foreign currency gains of ($0.04).
(6)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.08, derivative mark-to-market losses of $0.01 and losses on debt retirement of $0.01.
(7)	Net cash from operating activities guidance excludes the impact of any closing adjustments that may be recorded upon the conclusion of the Middle East asset sales.
(8)	Free Cash Flow is reconciled above. See Footnote (1) on Non-GAAP Financial Measures - Reconciliation of Free Cash Flow for definition.
(9)	See Footnote (1) on Parent Financial Information for definition.

THE AES CORPORATION

2011 FINANCIAL GUIDANCE ELEMENTS(1)

2011 Updated Financial Guidance (as of 2/28/2011)
	Consolidated	Proportional Adjustment Factors(2)	Proportional

Income Statement Elements

Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million

Adjusted Gross Margin	$4,900 to 5,100 million	$1,850 million	$3,050 to 3,250 million

Diluted Earnings Per Share From Continuing Operations	$1.04 to 1.10

Adjusted Earnings Per Share Factors(3)	$0.04(4)

Adjusted Earnings Per Share(3)	$1.08 to 1.14(4)

Cash Flow Elements

Net Cash From Operating Activities	$2,800 to 3,000 million	$1,250 million	$1,550 to 1,750 million

Operational Capital Expenditures (a)	$775 to 850 million	$250 million	$525 to 600 million

Environmental Capital Expenditures (b)	$75 to 100 million		$75 to 100 million

Maintenance Capital Expenditures (a + b)	$850 to 950 million	$250 million	$600 to 700 million

Free Cash Flow(6)	$1,900 to 2,100 million	$1,000 million	$900 to 1,100 million

Subsidiary Distributions(7)	$1,200 to 1,300 million

Reconciliation of Free Cash Flow

Net Cash from Operating Activities	$2,800 to 3,000 million	$1,250 million	$1,550 to 1,750 million

Less: Maintenance Capital Expenditures	$850 to 950 million	$250 million	$600 to 700 million

Free Cash Flow(5)	$1,900 to 2,100 million	$1,000 million	$900 to 1,100 million

Reconciliation of Adjusted Gross Margin

Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million

Depreciation & Amortization	$1,250 to 1,350 million	$300 million	$950 to 1,050 million

General & Administrative	$400 million		$400 million

Adjusted Gross Margin(3)	$4,900 to 5,100 million	$1,850 million	$3,050 to 3,250 million

(1)

2011 Revised Guidance is based on expectations for future foreign exchange rates and commodity prices as of December 31, 2010, as well as other factors set forth in “2011 Guidance” in the Press Release.

(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) all intercompany amounts have been excluded as applicable.

(3)	Non-GAAP financial measure as reconciled in the table.
(4)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.03, derivative losses of $0.02, debt retirement losses of $0.01 and gain on disposition of assets of $0.02.
(5)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.03 and derivative losses of $0.02.
(6)	Free Cash Flow is reconciled above. See Footnote (1) on Non-GAAP Financial Measures for definition.
(7)	See Footnote (1) on Parent Financial Information for definition.